U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      SEC File Number 000-53586
                                                        CUSIP Number 745861 104

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form 10-D
[ ]   Form N-SAR

For Period Ended: December 31, 2016

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________


    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

Part I - Registrant Information

Full Name of Registrant:  THE PULSE BEVERAGE CORPORATION

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      11678 N. Huron St.

City, State and Zip Code

      Northglenn, CO  80234

Part II - Rules 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements in sufficient time to allow the filing of the 10-K report by March 31, 2017.

Part IV - Other Information

    (1) Name and telephone number of person to contact in regard to this notification

          William T. Hart         (303)                 839-0061
         -----------------       --------          ------------------
               (Name)           (Area Code)         (Telephone Number)

    (2)  Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act
         of 1934 during the preceding l2
         months (or for such shorter period
         that the registrant was required
         to file such reports) been filed?
         If answer is no, identify report(s).             [X] Yes  [  ] No

    (3)  Is it anticipated that any significant
         change in results of operations from the
         corresponding period for the last fiscal
         year will be reflected by the earnings
         statements to be included in the subject
         report or portion thereof?                       [  ] Yes  [X] No

         If so: attach an explanation of the
         anticipated change, both narratively
         and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         THE PULSE BEVERAGE CORPORATION
                      ------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2017                   THE PULSE BEVERAGE CORPORATION


                                       By: /s/ Robert E. Yates
                                           -------------------------------
                                           Robert E. Yates
                                           Chief Executive Officer


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).